As filed with the Securities and Exchange Commission on March 24, 1998
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------


                           NU SKIN ASIA PACIFIC, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                               ------------------


          Delaware                       5122                     87-0565309
  (State or Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization) Classification Code Number)   Identification No.)
                              75 West Center Street
                                Provo, Utah 84601
                                 (801) 345-6100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                 Amended and Restated Nu Skin Asia Pacific, Inc.
                            1996 Stock Incentive Plan
                              (Full Title of Plan)

                            Steven J. Lund, President
                           Nu Skin Asia Pacific, Inc.
                              75 West Center Street
                                Provo, Utah 84601
                                 (801) 345-6100
          (Name, and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

         Nolan S. Taylor, Esq.                     M. Truman Hunt, Esq.
LeBoeuf, Lamb, Greene & MacRae, L.L.P.          Nu Skin Asia Pacific, Inc.
         1000 Kearns Building                     75 West Center Street
         136 South Main Street                      Provo, Utah 84601
    Salt Lake City, Utah 84101-1685                   (801) 345-6100
            (801) 320-6700


                         CALCULATION OF REGISTRATION FEE

Title of Each Class of       Amount to be         Proposed Maximum                 Proposed Maximum               Amount of
Securities to Registered     Registred(1)     Offering Price Per Share(2)     Aggregate Offering Price(2)     Registration Fee
------------------------     ------------     ---------------------------     ---------------------------     ----------------
 Class A  Common Stock          196,000               $20.875                        $ 4,091,500                $ 1,206.99
 par value $.001
                              3,629,000                23.0625                        83,693,812                 24,689.67

(1) The shares of Class A Common Stock being registered represent (1) 196,000 shares of Class A Common Stock which may be issued upon the exercise of options outstanding under the Amended and Restated Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan (the "1996 Plan") and (ii) 3,629,000 shares which are reserved for issuance under the 1996 Plan. Pursuant to Rule 416 promulgated pursuant to the Securities Act of 1933, as amended, this registration statement also covers such indeterminable number of additional shares of Class A Common Stock as may be issuable pursuant to antidilution provisions of the 1996 Plan.

(2) The offering price for those shares which are reserved for issuance under the 1996 Plan is not currently determinable, and is therefore estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low sale prices for a shares of Class A Common Stock as reported on the New York Stock Exchange on March 19, 1998.

--------------------------------------------------------------------------------

                                Explanatory Note:
The Reoffer Prospectus which is filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of the Class A Common Stock of Nu Skin Asia Pacific, Inc. acquired by an "affiliate" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the Amended and Restated Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan.

REOFFER PROSPECTUS

                    3,825,000 Shares of Class A Common Stock

                                     [LOGO]
                            -------------------------

        This Reoffer Prospectus (the "Prospectus") relates to reoffers and resales from time to time by certain affiliates (the "Selling Stockholders") of Nu Skin Asia Pacific, Inc., a Delaware corporation (the "Company"), of up to an aggregate of 3,825,000 shares (the "Shares") of Class A Common Stock, par value $.001 per share, of the Company (the "Class A Common Stock") which in the future may be issued pursuant to options and awards granted to date and to be granted under the Amended and Restated Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan (the "1996 Plan") to the Selling Stockholders.

            The Selling Stockholders may from time to time sell all or a portion of their Shares on the New York Stock Exchange (the "NYSE"), on any other national securities exchange on which the Class A Common Stock is listed or traded, in the over-the-counter-market, in negotiated transactions or otherwise, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Class A Common Stock offered hereby (the "Shares"). The Company will pay all of the expenses associated with the registration of the Shares and this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Shares. See "Plan of Distribution."

        The Class A Common Stock is traded on the NYSE under the symbol "NUS." On March 17, 1998, the last reported sale price of the Class A Common Stock was $ 24.06 per share.

        See "Risk Factors" beginning on page 8 for a discussion of certain factors which should be considered by prospective purchasers of the securities offered hereby.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.




                 The date of this Prospectus is March 24, 1998.

                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed therewith, which may be examined without charge at, or copies of which may be obtained upon payment of prescribed fees from, the Commission and its regional offices listed below. Statements made in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise with the Commission. Each such statement shall be deemed qualified in its entirety by such reference.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits thereto, as well as any such reports, proxy statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2311. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http:\\www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

        The following documents have been filed with the Commission and are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Company's Form 10-K/A filed on March 19, 1998; and

        (2) The description of the Company's Class A Common Stock as contained in the Company's Registration Statement on Form 8-A dated November 6, 1996.

        All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will furnish without charge, upon written or oral request, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for documents should be directed to Nu Skin Asia Pacific, Inc., 75 West Center, Provo, UT 84601, Attention: Investor Relations, telephone number (801) 345-6100.

                           FORWARD-LOOKING STATEMENTS

        Certain statements made herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). In addition, when used in this Prospectus and the documents incorporated herein by reference, the words or phrases "will likely result," "expects," "intends," "will continue," "is anticipated," "estimates," "projects" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Reform Act. Forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products and the future economic performance and financial results of the Company. The forward-looking statements and associated risks set forth or incorporated by reference herein relate to the: (i) proposed acquisition of NSI (as defined herein) and certain of its affiliates; (ii) expansion of the Company's market share in its current markets; (iii) Company's entrance into new markets; (iv) development of new products and new product lines tailored to appeal to the particular needs of consumers in specific markets; (v) stimulation of product sales by introducing new products; (vi) opening of new offices, walk-in distribution centers and distributor support centers in certain markets; (vii) promotion of distributor growth, retention and leadership through local initiatives; (viii) upgrading of the Company's technological resources to support distributors; (ix) obtaining of regulatory approvals for certain products, including LifePak; (x) stimulation of product purchases by inactive distributors through direct mail campaigns; (xi) retention of the Company's earnings for use in the operation and expansion of the
Company's business; (xii) development of brand awareness and loyalty; (xiii) enhancing of the Company's Global Compensation Plan (as defined herein); (xiv) diversifying of the Company's revenue base and markets, (xv) seeking of cost reductions from vendors; and (xvi) establishment of local manufacturing. All forward-looking statements involve predictions and are subject to known and unknown risks and uncertainties, including, without limitation, those discussed under the caption "Risk Factors" as well as general economic and business conditions, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed under the caption "Risk Factors" could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Factors and risks that might cause such differences include, but are not limited to, (a) factors related to the Company's reliance upon independent distributors of NSI,
(b) fluctuations in foreign currency values relative to the U.S. dollar, (c) adverse economic and business conditions in the Company's markets, especially South Korea and Thailand, (d) the possibility that the proposed acquisition of NSI and certain of its affiliates may not be consummated, (e) the potential effects of adverse publicity, including adverse publicity regarding the Company and other direct selling companies in South Korea and the Company's other markets, (f) the potential negative impact of distributor actions, (g) seasonal and cyclical trends, (h) variations in operating results, (i) government regulation of direct selling activities in the PRC (as defined herein), Malaysia and other existing and future markets, (j) government regulation of products and marketing, (k) import restrictions, (l) other regulatory issues, including regulatory action against the Company or its distributors in any of the Company's markets and particularly in South Korea, (m) the Company's reliance on certain distributors, (n) the potential divergence of interests between distributors and the Company, (o) management of the Company's growth, (p) the effects on operations of the NSI distributor equity program, (q) the introduction of the Scion product line in the Philippines and Aloe-mx in Japan,
(r) market acceptance in South Korea and other markets of LifePak, the Company's core IDN product, (s) the acceptance of new distributor walk-in centers in Japan, Thailand and Taiwan, (t) acceptance of modifications to the Company's sales compensation plan in the Philippines, (u) the Company's ability to renegotiate or adjust vendor relationships, (v) the Company's ability to establish local manufacturing capability, (w) risks inherent in the importation, regulation and sale of personal care and nutritional products in the Company's markets, (x) the Company's ability to successfully enter new markets such as Poland and Brazil and introduce new products in addition to those already referenced above, (y) the Company's ability to manage growth and deal with the possible adverse effect on the Company of the change in the status of Hong Kong,
(z) the potential conflicts of interest between the Company and NSI, (aa) control of the Company by the Original Stockholders (as defined herein), (bb) the anti-takeover effects of dual classes of common stock, (cc) the Company's reliance on and the concentration of outside manufacturers, (dd) the Company's reliance on the operations of and dividends and distributions from the Subsidiaries, (ee) taxation and transfer pricing issues, (ff) the potential increase in distributor compensation expense, (gg) product liability issues and
(hh) competition in the Company's existing and future markets. In light of the significant uncertainties inherent in forward-looking statements, the inclusion of any such statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company disclaims any obligation or intent to update any such factors or forward-looking statements to reflect future events or developments. See "Risk Factors."

                                   THE COMPANY

        Nu Skin Asia Pacific is a rapidly growing network marketing company involved in the distribution and sale of premium quality, innovative personal care and nutritional products. The Company is the exclusive distribution vehicle for NSI in the countries of Japan, Taiwan, Hong Kong (including Macau), South Korea, Thailand and the Philippines, where the Company currently has operations, and in Indonesia, Malaysia, the People's Republic of China ("PRC"), Singapore and Vietnam, where Nu Skin operations have not commenced. The Company's products are specifically designed for the network marketing distribution channel. The Company markets its personal care products under the trademark "Nu Skin" and its nutritional products under the trademark "Interior Design Nutritionals" ("IDN"). The Nu Skin personal care product lines include facial care, body care, hair care and color cosmetics, as well as specialty products such as sun protection, oral hygiene and fragrances. The IDN product lines include nutritional supplements, nutritious and healthy snacks, sports and fitness nutritional products, health solutions and botanical supplements.

        In Japan, Taiwan and Hong Kong, the Company currently offers most of the Nu Skin personal care products and approximately one-third of the IDN products, including LifePak, one of the core IDN nutritional supplements. In South Korea, the Company currently offers approximately one-half of the Nu Skin personal care products, including most of the Nu Skin core facial and hair care products, and LifePak. In Thailand and the Philippines, the Company currently offers one-third of the Nu Skin personal care products, including most of the core facial and hair care products, and none of the nutritional products. The Company believes that it can significantly grow its business and attract new customers by expanding its product offerings in each of its markets to include more of the existing Nu Skin personal care and IDN products. In addition to expanding its product offerings with existing Nu Skin personal care and IDN products, the Company intends to introduce new products tailored to specific markets.

        NSI, founded in 1984, is engaged in selling personal care and nutritional products and, together with its affiliates, comprises one of the largest network marketing organizations in the world. NSI provides a high level of support services to the Company, including product development, distributor support services, marketing and other managerial support services. Management believes that the Company's relationship with NSI has allowed the Company to increase revenue and net income at rates that otherwise may not have been possible. See "Risk Factors--Relationship with and Reliance on NSI; Potential Conflicts of Interest." On February 27, 1998, the Company entered into a Stock Acquisition Agreement with the stockholders of NSI and certain affiliates of NSI to acquire all of the capital stock of NSI and certain affiliates of NSI. See "Recent Developments."

        The Company was incorporated on September 4, 1996. On November 20, 1996, the stockholders (the "Original Stockholders") of Nu Skin Japan Company, Limited ("Nu Skin Japan"), Nu Skin Taiwan, Inc. ("Nu Skin Taiwan"), Nu Skin Hong Kong, Inc. ("Nu Skin Hong Kong"), Nu Skin Korea, Inc. ("Nu Skin Korea") and Nu Skin Personal Care (Thailand), Inc. ("Nu Skin Thailand") contributed their shares of capital stock to the capital of the Company in exchange for shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), of the Company (the "Reorganization"). As a result of the Reorganization, each of the above-listed companies became a wholly-owned subsidiary of the Company, and, together with Nu Skin Philippines, Inc., are referred to collectively as the

"Subsidiaries." As used herein, "Nu Skin Asia Pacific" or the "Company" means Nu Skin Asia Pacific, Inc. and the Subsidiaries, collectively.

        The Company's principal executive offices are located at 75 West Center Street, Provo, Utah 84601, and its telephone number is (801) 345-6100. Nu Skin(R), Interior Design Nutritionals(TM), IDN(R), a logo consisting of an image of a gold fountain with the words "Nu Skin" below it, and a logo consisting of the stylized letters "IDN" in black and red are trademarks on NSI which are licensed to the Company. The italicized product names used in this Prospectus are product names and also, in certain cases, trademarks and are the property of NSI. All other tradenames and trademarks appearing in this Prospectus are the property of their respective holders.

                              RECENT DEVELOPMENTS

        On February 27, 1998, the Company entered into a Stock Acquisition Agreement (the "Acquisition Agreement") with the stockholders of NSI and certain affiliates of NSI (the "NSI Stockholders") to acquire (the "NSI Acquisition") all of the capital stock of NSI and certain affiliates of NSI (the "Acquired Entities"). The consideration to be paid by the Company to the NSI Stockholders will consist of shares of Series A Preferred Stock, par value $.001 per share, of the Company (the "Series A Preferred Stock") in an amount determined as set forth below, the assumption of the Acquired Entities' S Distribution Notes (as defined below) payable to the NSI Stockholders in the amount of approximately $180 million (taking into account the Acquired Entities' S Distribution Notes in the amount of approximately $136.2 million as of December 31, 1997 and additional Acquired Entities' S Distribution Notes covering undistributed earnings for the period commencing January 1, 1998 and ending on the closing date of the NSI Acquisition) and, contingent upon NSI and the Company meeting certain earnings growth targets, up to $25 million in cash per year over the next four years. In addition, the Acquisition Agreement provides that if the Acquired Entities' S Distribution Notes for the above-referenced periods do not equal or exceed $180 million, the Company will pay each NSI Stockholder in cash or in the form of promissory notes the difference between (i) $180 million and
(ii) the aggregate principal amount of the Acquired Entities' S Distribution Notes multiplied by each NSI Stockholder's proportional ownership interest in the outstanding capital stock of NSI. The Acquisition Agreement provides that the number of shares of Series A Preferred Stock to be delivered to the NSI Stockholders shall be determined by dividing $70 million by the average closing price of the Class A Common Stock for the 20 consecutive trading days ending five trading days prior to the closing of the NSI Acquisition.

        Collectively, the NSI Stockholders and their affiliates own beneficially all of the outstanding shares of the Class B Common Stock. In addition, several of the NSI Stockholders are directors and/or executive officers of the Company.

        Effective as of December 31, 1997, NSI contributed certain assets relating to the right to distribute NSI products in the United States to Nu Skin USA, Inc. ("Nu Skin USA"), a newly created corporation wholly owned by the NSI Stockholders, in exchange for all of the common stock of Nu Skin USA. The Nu Skin USA common stock was then distributed to the NSI Stockholders. In addition, effective as of December 31, 1997, NSI and the other Acquired Entities declared distributions to their then existing stockholders (consisting solely of the NSI Stockholders) that included all of such Acquired Entities' previously earned and undistributed S corporation earnings through such date (the "Acquired Entities' S Corporation Distribution"). As of December 31, 1997, such Acquired Entities' aggregate undistributed S corporation earnings were approximately $136.2 million. The Acquired Entities' S Corporation Distribution was distributed in the form of promissory notes due December 31, 2004 and bearing interest at 8.0% per annum (the "Acquired Entities' S Distribution Notes"). The Acquired Entities' S Corporation Distribution Notes are held entirely by the NSI Stockholders. In addition, the Acquired Entities will declare distributions to then existing stockholders that include all of such Acquired Entities' previously earned and undistributed S corporation earnings through the date of closing of the NSI Acquisition. As discussed above, the obligation to repay the Acquired Entities' S Distribution Notes to the NSI Stockholders will be assumed by the Company in connection with the NSI Acquisition.

        The Acquired Entities consist of NSI, Nu Skin International Management Group, Inc., ("NSIMG") and the NSI affiliates operating in Europe, Australia and New Zealand, including Nu Skin Europe, Inc.; Nu Skin U.K., Ltd. (domesticated in Delaware under the name Nu Skin U.K., Inc.); Nu Skin Germany, GmbH (domesticated in Delaware under the name Nu Skin Germany, Inc.); Nu Skin France, SARL (domesticated in Delaware under the name Nu Skin France, Inc.); Nu Skin Netherlands, B.V. (domesticated in Delaware under the name Nu Skin Netherlands, Inc.); Nu Skin Italy, (SRL) (domesticated in Delaware under the name Nu Skin
Italy, Inc.); Nu Skin Spain, S.L. (domesticated in Delaware under the name Nu Skin Spain, Inc.); Nu Skin Belgium, N.V. (domesticated in Delaware under the name Nu Skin Belgium, Inc.); Nu Skin Personal Care Australia, Inc.; Nu Skin New Zealand, Inc.; Nu Skin Brazil, Ltda. (domesticated in Delaware under the name Nu Skin Brazil, Inc.); Nu Skin Argentina, Inc.; Nu Skin Chile, S.A. (domesticated in Delaware under the name Nu Skin Chile, Inc.); Nu Skin Poland Spa. (domesticated in Delaware under the name Nu Skin Poland, Inc.); and Cedar Meadows, L.C. The NSI Stockholders continue to own as private entities the NSI affiliates operating in the United States, Canada, Mexico, Guatemala and Puerto Rico, including Nu Skin USA, Inc.; Nu Skin Canada, Inc.; Nu Skin Mexico S.A. de C.V. (domesticated in Delaware under the name Nu Skin Mexico, Inc.); Nu Skin Guatemala, S.A. (domesticated in Delaware under the name Nu Skin Guatemala, Inc.); and Nu Skin Puerto Rico, Inc. (collectively, the "Retained Entities").

        The following chart illustrates the organizational structure of the Company and the Retained Entities immediately after the NSI Acquisition.

                        [CORPORATE ORGANIZATIONAL CHART]


        Through its acquisition of NSI, the Company will obtain ownership and control of the Nu Skin trademarks and tradenames, the Nu Skin Global Compensation Plan, distributor lists and related intellectual property and know-how (collectively, the "Intellectual Property"). The Company, through NSI, intends to continue to license the Intellectual Property and, through NSIMG, intends to continue to provide management support services to the Acquired Entities on substantially the same terms as existed prior to the NSI
Acquisition. In connection with the NSI Acquisition, the Company anticipates, through NSI and NSIMG, entering into new agreements with Nu Skin USA, Inc. and revised agreements with the other Retained Entities on terms substantially similar to its agreements with the Acquired Entities, pursuant to which NSI will continue to license the Intellectual Property and the exclusive right to sell Nu Skin personal care and nutritional products in the United States, Canada, Mexico, Guatemala and Puerto Rico to the Retained Entities and NSIMG will continue to provide management support services to the Retained Entities.

        Upon completion of the NSI Acquisition, the Company and its subsidiaries will own and distribute Nu Skin products in 18 markets worldwide. The Company will also hold the rights to all future Nu Skin markets.

                                  RISK FACTORS

        An investment in the Class A Common Stock offered hereby involves special considerations and significant risks, including, but not limited to, those discussed or referred to below. Prospective investors should carefully consider the following risks and information in conjunction with the other information contained in this Prospectus before acquiring shares of Class A Common Stock. The risk factors set forth below relate to the Company's business prior to the contemplated NSI Acquisition. Certain of these factors may be impacted by the proposed NSI Acquisition; however, no assurance can be given that the NSI Acquisition will be consummated. See "Recent Developments."

Reliance Upon Independent Distributors of NSI

        The Company distributes its products exclusively through independent distributors who have contracted directly with NSI to become distributors. Consequently, the Company does not contract directly with distributors but licenses its distribution system and distributor force from NSI. Distributor agreements with NSI are voluntarily terminable by distributors at any time. The Company's revenue is directly dependent upon the efforts of these independent distributors, and any growth in future sales volume will require an increase in the productivity of these distributors and/or growth in the total number of distributors. As is typical in the direct selling industry, there is turnover in distributors from year to year, which requires the sponsoring and training of new distributors by existing distributors to maintain or increase the overall distributor force and motivate new and existing distributors. The Company experiences seasonal decreases in distributor sponsoring and product sales in some of the countries in which the Company operates because of local holidays and customary vacation periods. The size of the distribution force can also be particularly impacted by general economic and business conditions and a number of intangible factors such as adverse publicity regarding the Company or NSI, or the public's perception of the Company's products, product ingredients, NSI's distributors or direct selling businesses in general. Historically, the Company has experienced periodic fluctuations in the level of distributor sponsorship (as measured by distributor applications). However, because of the number of factors that impact the sponsoring of new distributors, and the fact that the Company has little control over the level of sponsorship of new distributors, the Company cannot predict the timing or degree of those fluctuations. There can be no assurance that the number or productivity of the Company's distributors will be sustained at current levels or increased in the future. In addition, the number of distributors as a percentage of the population in a given country or market could theoretically reach levels that become difficult to exceed due to the finite number of persons inclined to pursue a direct selling business opportunity. This is of particular concern in Taiwan, where industry sources have estimated that up to 10% of the population is already involved in some form of direct selling.

        Since distributor agreements are entered into between NSI and distributors, all of the distributors who generate revenue for the Company are distributors of NSI. See "--Relationship with and Reliance on NSI; Potential Conflicts of Interest." Because distributors are independent contractors of NSI, neither NSI nor the Company is in a position to provide the same level of direction, motivation and oversight as either would with respect to its own employees. The Company relies on NSI to enforce distributors policies and procedures. Although NSI has a compliance department responsible for the enforcement of the policies and procedures that govern distributor conduct, it can be difficult to enforce these policies and procedures because of the large number of distributors and their independent status, as well as the impact of regulations in certain countries that limit the ability of NSI and the Company to monitor and control the sales practices of distributors.

Currency Risks

        The Company's foreign-derived sales and selling, general and administrative expenses are converted to U.S. dollars for reporting purposes. Consequently, the Company's reported earnings are significantly impacted by changes in currency exchange rates, generally increasing with a weakening dollar and decreasing with a strengthening dollar. In addition, the Company purchases inventory from NSI in U.S. dollars and assumes currency exchange rate risk with respect to such purchases. Local currency in Japan, Taiwan, Hong Kong, South Korea, Thailand and the Philippines is generally used to settle non-inventory transactions with NSI. Given the uncertainty of the extent of exchange rate fluctuations, the Company cannot estimate the effect of these fluctuations on its future business, product pricing, results of operations or financial condition. However, because nearly all of the Company's revenue is realized in local currencies and the majority of its cost of sales is denominated in U.S. dollars, the Company's gross profits will be positively affected by a weakening in the U.S. dollar and will be negatively affected by a strengthening in the U.S. dollar.

        The Company believes that a variety of complex factors impact the value of local currencies relative to the U.S. dollar including, without limitation, interest rates, monetary policies, political environments, and relative economic strengths. The Company has been subject to exceptionally high volatility in currency exchange rates in certain markets during 1997. In order to partially offset the anticipated effect of these currency fluctuations, the Company implemented a price increase on certain of its products of between 5% and 9% on average in 1997. There can be no assurance that future currency fluctuations will not result in similar concerns or adversely affect the performance of the price of the Class A Common Stock. Although the Company tries to reduce its exposure to fluctuations in foreign exchange rates by using hedging transactions, such transactions may not entirely offset the impact of currency fluctuations. Accordingly, in the face of a strengthening of the U.S. dollar, the Company's earnings will be adversely affected. The Company does not use hedging transactions for trading or speculative purposes.

Risks Related to the Proposed NSI Acquisition

        The Company believes that the proposed NSI Acquisition will offer opportunities for long-term efficiencies in operations that should positively affect future results of the combined operations of the Company and the Acquired Entities. However, no assurances can be given whether or when such efficiencies will be realized. In addition, the combined companies will be more complex and diverse than the Company individually, and the combination and continued
operation of their distinct business operations will present difficult challenges for the Company's management due to the increased time and resources required in the management effort. While management and the Board of Directors of the Company believe that the combination can be effected in a manner which will increase the value of the Company and the Acquired Entities, no assurance can given that such realization of value will be achieved.

        Although the parties to the NSI Acquisition have entered into definitive agreements, the closing of the NSI Acquisition is subject to the timely satisfaction of certain conditions contained in the Acquisition Agreement. Although the Company currently expects that such closing conditions will be satisfied or waived, there can be no assurance that the closing of the NSI Acquisition will occur. Such conditions include, among others, the receipt of an opinion from the Company's independent public accountants with respect to certain tax matters of the NSI Acquisition, the receipt of all necessary consents and approvals from governmental officials and other third parties and the absence of any material adverse change in the business or operations of the Acquired Entities.

Potential Effects of Adverse Publicity

        The size of the distribution force and the results of the Company's operations can be particularly impacted by adverse publicity regarding the Company or NSI, or their competitors, including publicity regarding the legality of network marketing, the quality of the Company's products and product ingredients or those of its competitors, regulatory investigations of the Company or the Company's competitors and their products, distributor actions and the public's perception of NSI's distributors and direct selling businesses generally.

        In 1991 and 1992, NSI was the subject of investigations by various regulatory agencies of eight states. All of the investigations were concluded satisfactorily. However, the publicity associated with the investigations resulted in a material adverse impact on NSI's results of operations. The denial by the Malaysian government in 1995 of the Company's business permit applications due to distributor actions resulted in adverse publicity for the Company. See"--Potential Negative Impact of Distributor Actions." In South Korea, publicity generated by a coalition of consumer groups targeted at a competitor of the Company negatively impacted the Company's operations in 1997. In addition, the South Korean government and certain consumer and trade organizations have expressed concerns which have attracted media attention regarding South Korean consumption of luxury and foreign products, in general. The Company believes that the adverse publicity resulting from these claims and media campaigns has adversely affected and may continue to adversely affect the direct selling industry and the Company's South Korean operations. See "--Seasonality and Cyclicality; Variations in Operating Results." The State of Pennsylvania recently filed an action against NSI for alleged violations of Pennsylvania law relating to activities of Nu Skin distributors promoting a business called Big Planet. The filing of the action precipitated certain negative media coverage and may have an impact on the operations of the Company and its affiliates. There can be no assurance that the Company will not be subject to adverse publicity in the future as a result of regulatory investigations or actions, whether of the Company or its competitors, distributor actions, actions of competitors or other factors, or that such adverse publicity will not have a material adverse effect on the Company's business or results of operations. See "--Government Regulation of Direct Selling Activities," "--Government Regulation of Products and Marketing; Import Restrictions," "--Other Regulatory Issues" and "--Entering New Markets."

Potential Negative Impact of Distributor Actions

        Distributor actions can negatively impact the Company and its products. From time to time, the Company receives inquiries from regulatory agencies precipitated by distributor actions. For example, in October 1995, the Company's business permit applications were denied by the Malaysian government as the result of activities by certain NSI distributors before required government approvals could be secured. NSI subsequently terminated the distributorship rights of some of the distributors involved and elected to withdraw from the Malaysian market for a period of time. The denial by the Malaysian government of the Company's business permit applications resulted in adverse publicity for the Company. See "--Other Regulatory Issues." Distributor activities in other countries in which the Company has not commenced operations may similarly result in an inability to secure, or delay in securing, required regulatory and business permits. In addition, the publicity which can result from a variety of potential distributor activities such as inappropriate earnings claims, product representations or improper importation of Nu Skin products from other markets, can make the sponsoring and retaining of distributors more difficult, thereby negatively impacting sales. See "--Potential Effects of Adverse Publicity." Furthermore, the Company's business and results of operations could be adversely affected if NSI terminates a significant number of distributors or certain distributors who play a key role in the Company's distribution system. There can be no assurance that these or other distributor actions will not have a material adverse effect on the Company's business or results of operations. The recent action filed by the State of Pennsylvania against the Company resulted from improper distributor actions. See "--Potential Effects of Adverse Publicity."

Seasonality and Cyclicality; Variations in Operating Results

        While neither seasonal nor cyclical variations have materially affected the Company's results of operations to date, the Company believes that its rapid growth may have overshadowed these factors. Accordingly, there can be no assurance that seasonal or cyclical variations will not materially adversely affect the Company's results of operations in the future.

        The direct selling industry in Asia is impacted by certain seasonal trends such as major cultural events and vacation patterns. For example, sales are generally affected by local New Year celebrations in Japan, Taiwan, Hong Kong, South Korea and Thailand, which occur in the Company's first quarter. Management believes that direct selling in Japan is also generally negatively impacted during August, when many individuals traditionally take vacations.

        Generally, the Company has experienced rapid revenue growth in each new market from the commencement of operations. In Japan, Taiwan and Hong Kong, the initial rapid revenue growth was followed by a short period of stable or declining revenue followed by renewed growth fueled by new product introductions, an increase in the number of active distributors and increased distributor productivity. The Company's operations in South Korea experienced a significant decline in 1997 which was due in part to a business cycle common to new markets opened by the Company but which was due primarily to general economic turmoil and adverse business conditions. See "--Potential Effects of Adverse Publicity." An additional factor which the Company believes has contributed to revenue decline in South Korea is the focus of key distributors on other recently-opened markets, including Thailand.

        In addition, the Company may experience variations in its results of operations, on a quarterly basis as new products are introduced and new markets are opened. There can be no assurance that current revenue and productivity trends will be maintained in any of these markets or that future results of operations will follow historical performance.

Government Regulation of Direct Selling Activities

        Direct selling activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products. In Japan, the Company's distribution system is regulated under the "Door-to-Door" Sales Law, which requires the submission of specific information concerning the Company's business and products and which provides certain cancellation and cooling-off rights for consumers and new distributors. Management has been advised by counsel that in some respects Japanese laws are becoming more restrictive with respect to direct selling in Japan. In Taiwan, the Fair Trade Law (and the Enforcement Rules and Supervisory Regulations of Multi-Level Sales) requires the Company to comply with registration procedures and also provides distributors with certain rights regarding cooling-off periods and product returns. The Company also complies with South Korea's strict Door-to-Door Sales Act, which requires, among other things, the regular reporting of revenue, the registration of distributors together with the issuance of a registration card, and the maintaining of a current distributor registry. This law also limits the amount of commissions that a registered multi-level marketing company can pay to its distributors to 35% of revenue in a given month. In Thailand and the Philippines, general fair trade laws impact direct selling and multi-level marketing activities.

        Based on research conducted in opening its existing markets (including assistance from local counsel), the nature and scope of inquiries from government regulatory authorities and the Company's history of operations in such markets to date, the Company believes that its method of distribution is in compliance in all material respects with the laws and regulations relating to direct selling activities of all of the countries in which the Company currently operates. Many countries, however, including Singapore, one of the Company's potential markets, currently have laws in place that would prohibit the Company and NSI from conducting business in such markets. There can be no assurance that the Company will be allowed to conduct business in each of the new markets or continue to conduct business in each of its existing markets licensed from NSI. See "--Entering New Markets."

Government Regulation of Products and Marketing; Import Restrictions

        The Company and NSI are subject to or affected by extensive governmental regulations not specifically addressed to network marketing. Such regulations govern, among other things, (i) product formulation, labeling, packaging and importation, (ii) product claims and advertising, whether made by the Company, NSI or NSI distributors, (iii) fair trade and distributor practices, (iv) taxes, transfer pricing and similar regulations that affect foreign taxable income and customs duties, and (v) regulations governing foreign companies generally.

        With the exception of a small percentage of revenues in Japan, virtually all of the Company's sales historically have been derived from products purchased from NSI. All of those products historically have been imported into the countries in which they were ultimately sold. The countries in which the Company currently conducts business impose various legal restrictions on imports. In Japan, the Japanese Ministry of Health and Welfare ("MOHW") requires the Company to possess an import business license and to register each personal care product imported into the country. Packaging and labeling requirements are also specified. The Company has had to reformulate many products to satisfy MOHW regulations. In Japan, nutritional foods, drugs and quasi-drugs are all strictly regulated. The chief concern involves the types of claims and representations that can be made regarding the efficacy of nutritional products. In Taiwan, all "medicated" cosmetic and pharmaceutical products require registration. In Hong Kong and Macau, "pharmaceutical" products are strictly regulated. In South Korea, the Company is subject to and has obtained the mandatory certificate of confirmation as a qualified importer of cosmetics under the Pharmaceutical
Affairs Law as well as additional product approvals for each of the 45 categories of cosmetic products which it imports. Each new cosmetic product undergoes a 60-day post-customs inspection during which, in addition to compliance with ingredient requirements, each product is inspected for compliance with South Korean labeling requirements. In Thailand, personal care products are regulated by the Food and Drug Association and the Ministry of Public Health and all of the Nu Skin personal care products introduced in this market have qualified for simplified approval procedures under Thai law. In the Philippines, Nu Skin products are regulated by the Bureau of Food and Drug and all products introduced in this market have been registered. There can be no assurance that these or other applicable regulations will not prevent the
Company from introducing new products into its markets or require the reformulation of existing products.

        The Company has not experienced any difficulty maintaining its import licenses but has experienced complications regarding health and safety and food and drug regulations for nutritional products. Many products require reformulation to comply with local requirements. In addition, new regulations could be adopted or any of the existing regulations could be changed at any time in a manner that could have a material adverse effect on the Company's business and results of operations. Duties on imports are a component of national trade and economic policy and could be changed in a manner that would be materially adverse to the Company's sales and its competitive position compared to locally-produced goods, in particular in countries such as Taiwan, where the Company's products are already subject to high customs duties. In addition, import restrictions in certain countries and jurisdictions limit the Company's ability to import products from NSI. In some jurisdictions, such as the PRC, regulators may prevent the importation of Nu Skin and IDN products altogether. Present or future health and safety or food and drug regulations could delay or prevent the introduction of new products into a given country or marketplace or suspend or prohibit the sale of existing products in such country or marketplace.

Other Regulatory Issues

        As a U.S. entity operating through subsidiaries in foreign jurisdictions, the Company is subject to foreign exchange control and transfer pricing laws that regulate the flow of funds between the Subsidiaries and the Company, as well as the flow of funds to NSI for product purchases, management services and contractual obligations such as payment of distributor commissions. The Company believes that it operates in compliance with all applicable customs, foreign exchange control and transfer pricing laws. However, there can be no assurance that the Company will continue to be found to be operating in compliance with foreign customs, exchange control and transfer pricing laws, or that such laws will not be modified, which, as a result, may require changes in the Company's operating procedures.

        As is the case with most network marketing companies, NSI and the Company have from time to time received inquiries from various government regulatory authorities regarding the nature of their business and other issues such as compliance with local business opportunity and securities laws. Although to date none of these inquiries has resulted in a finding materially adverse to the Company or NSI, adverse publicity resulting from inquiries into NSI operations by certain government agencies in the early 1990's, stemming in part out of inappropriate product and earnings claims by distributors, materially adversely affected NSI's business and results of operations. There can be no assurance that the Company or NSI will not face similar inquiries in the future which, either as a result of findings adverse to the Company or NSI or as a result of adverse publicity resulting from the instigation of such inquiries, could have a material adverse effect on the Company's business and results of operations. See "--Potential Effects of Adverse Publicity."

        The Subsidiaries are periodically subject to reviews and audits by various governmental agencies, particularly in new markets, where the Company has experienced high rates of growth. Recently, the South Korean Ministry of Trade, Industry and Energy commenced an examination of the largest foreign and domestic owned network marketing companies in South Korea, including Nu Skin Korea. The purposes of the examination were stated to be to monitor how companies are operating and to audit current business practices. In addition, Nu Skin Korea has been subject to an audit by the South Korean Customs Service. Management believes that this audit was precipitated largely as a result of Nu Skin Korea's rapid growth and its position as the largest importer of cosmetics and personal care products in South Korea as well as by recent South Korean trade imbalances. The Customs Service reviewed a broad range of issues relating to the operations of Nu Skin Korea, with a focus on reviewing customs valuation issues and intercompany payments. Recently, the Customs Service has resolved certain issues related to its audit without imposing sanctions. The intercompany payment issue was referred to various other government agencies which have also recently concluded their reviews and found no wrong-doing and imposed no fines, sanctions or other restrictions. The import valuation issues, which management considers to be routine in light of the Company's extensive import and export activities, were referred to the valuation division of the Customs Service. The Company continues to believe that its actions have been in compliance in all material respects with relevant regulations. See "--Potential Negative Impact of Distributor Actions." Management believes that other major importers of cosmetic products are also the focus of regulatory reviews by South Korean authorities.

        Businesses which are more than 50% owned by non-citizens are not permitted to operate in Thailand unless they have an Alien Business Permit, which is frequently difficult to obtain. The Company is currently operating under the Treaty of Amity and Economic Relations between Thailand and the United States (the "Treaty of Amity"). Under the Treaty of Amity, an Alien Business Permit is not required if a Thailand business is owned by an entity organized in the United States, a majority of whose owners are U.S. citizens or entities. From time to time, it has been reported that certain Thailand government officials have considered supporting the termination of the Treaty of Amity. There can be no assurance that, if the Treaty of Amity were terminated, the Company would be able to obtain an Alien Business Permit and continue operations in Thailand.

        Based on the Company's and NSI's experience and research (including assistance from counsel) and the nature and scope of inquiries from government regulatory authorities, the Company believes that it is in material compliance with all regulations applicable to the Company. Despite this belief, either the Company or NSI could be found not to be in material compliance with existing regulations as a result of, among other things, the considerable interpretative and enforcement discretion given to regulators or misconduct by independent distributors. In 1994, NSI and three of its distributors entered into a consent decree with the United States Federal Trade Commission (the "FTC") with respect to its investigation of certain product claims and distributor practices, pursuant to which NSI paid approximately $1 million to settle the FTC investigation. In August 1997, NSI reached a settlement with the FTC with respect to certain product claims and its compliance with the 1994 consent decree pursuant to which settlement NSI paid $1.5 million to the FTC. In connection with the August 1997 settlement, NSI also voluntarily agreed to recall and rewrite virtually all of its sales and marketing materials to address FTC concerns. In February 1998, the State of Pennsylvania filed a lawsuit against NSI and one of its affiliates Big Planet, Inc. ("Big Planet"), alleging violations of Pennsylvania law. In early March 1998, NSI and Big Planet agreed to suspend for 30 days all sales and recruitment efforts related to Big Planet's potential electricity marketing program. Big Planet also volunteered certain other restrictions on its business. NSI's primary business of distributing personal care and nutritional products was unaffected by the lawsuit. These events were reported in certain media.

        Even though neither the Company nor the Subsidiaries has encountered similar regulatory concerns, there can be no assurances that the Company and the Subsidiaries will not be subject to similar inquiries and regulatory investigations or disputes and the effects of any adverse publicity resulting therefrom. Any assertion or determination that either the Company, NSI or any NSI distributors are not in compliance with existing laws or regulations could potentially have a material adverse effect on the Company's business and results of operations. In addition, in any country or jurisdiction, the adoption of new laws or regulations or changes in the interpretation of existing laws or regulations could generate negative publicity and/or have a material adverse effect on the

Company's business and results of operations. The Company cannot determine the effect, if any, that future governmental regulations or administrative orders may have on the Company's business and results of operations. Moreover, governmental regulations in countries where the Company plans to commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to the Company or NSI, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on the Company's sales and earnings. See "--Potential Effects of Adverse Publicity" and "--Entering New Markets."

Reliance on Certain Distributors; Potential Divergence of Interests between Distributors and the Company

        The Global Compensation Plan allows distributors to sponsor new distributors. The sponsoring of new distributors creates multiple distributor levels in the network marketing structure. Sponsored distributors are referred to as "downline" distributors within the sponsoring distributor's "downline network." If downline distributors also sponsor new distributors, additional levels of downline distributors are created, with the new downline distributors also becoming part of the original sponsor's "downline network." As a result of this network marketing distribution system, distributors develop relationships with other distributors, both within their own countries and internationally. The Company believes that its revenue is generated from thousands of distributor networks. However, the Company estimates that, as of December 31, 1997, approximately 300 distributorships worldwide comprised NSI's two highest executive distributor levels (Hawaiian Blue Diamond and Blue Diamond distributors). These distributorships have developed extensive downline networks which consist of thousands of sub-networks. Together with such networks, these distributorships account for substantially all of the Company's revenue. Consequently, the loss of such a high-level distributor or another key distributor together with a group of leading distributors in such distributor's downline network, or the loss of a significant number of distributors for any reason, could adversely affect sales of the Company's products, impair the Company's ability to attract new distributors and adversely impact earnings.

        Under the Global Compensation Plan, a distributor receives commissions based on products sold by the distributor and by participants in the distributor's worldwide downline network, regardless of the country in which such participants are located. The Company, on the other hand, receives revenues based almost exclusively on sales of products to distributors within the Company's markets. So, for example, if a distributor located in Japan sponsors a distributor in Europe, the Japanese distributor could receive commissions based on the sales made by the European distributor, but the Company would not receive any revenue since the products would have been sold outside of the Company's markets. The interests of the Company and distributors therefore diverge somewhat in that the Company's primary objective is to maximize the amount of products sold within the Company's markets, while the distributors' objective is to maximize the amount of products sold by the participants in the distributors' worldwide downline networks. The Company and NSI have observed that the commencement of operations in a new country tends to distract the attention of distributors from the established markets for a period of time while key distributors begin to build their downline networks within the new country. NSI is currently contemplating opening operations in additional countries outside of the Company's markets. To the extent distributors focus their energies on establishing downline networks in these new countries, and decrease their focus on building organizations within the Company's markets, the Company's business and results of operations could be adversely affected. Furthermore, the Company itself is currently contemplating opening new markets. In the event distributors focus on these new markets, sales in existing markets might be adversely affected. There can be no assurance that these new markets will develop or that any increase in sales in new markets will not be more than offset by a decrease in sales in the Company's existing markets.

Entering New Markets

        As part of its growth strategy, the Company has acquired from NSI the right to act as NSI's exclusive distribution vehicle in Indonesia, Malaysia, the PRC, Singapore and Vietnam. The Company has undertaken reviews of the laws and regulations to which its operations would be subject in Indonesia, Malaysia, the PRC, Singapore and

Vietnam. Given existing regulatory environments and economic conditions, the Company's entrance into Singapore and Vietnam is not anticipated in the short to mid-term. The regulatory and political climate in the other countries for which the Company has the right to act as NSI's exclusive distributor is such that a replication of the Company's current operating structure cannot be guaranteed. Because the Company's personal care and nutritional product lines are positioned as premium product lines, the market potential for the Company's product lines in relatively less developed countries, such as the PRC and Vietnam, remains to be determined. Modifications to each product line may be needed to accommodate the market conditions in each country, while maintaining the integrity of the Company's products. No assurance can be given that the Company will be able to obtain necessary regulatory approvals to commence operations in these new markets, or that, once such approvals are obtained, the Company and NSI, upon which the Company is largely dependent for product development assistance, will be able to successfully reformulate Nu Skin personal care and IDN product lines in any of the Company's new markets to attract local consumers.

        Each of the proposed new markets will present additional unique difficulties and challenges. The PRC, for example, has proven to be a particularly difficult market for foreign corporations due to its extensive government regulation and historical political tenets, and no assurance can be given that the Company will be able to establish Nu Skin operations in the PRC using the Company's business model or otherwise. The Company believes that entering the PRC may require the successful establishment of a joint venture enterprise with a Chinese partner and the establishment of a local manufacturing presence. These initiatives would likely require a significant investment over time by the Company. The Company believes that the PRC national regulatory agency responsible for direct selling periodically reviews the regulation of multi-level marketing. Management is aware of recent media and other reports in the PRC reporting an increasing desire on the part of senior government officers to curtail or even abolish direct selling and multi-level marketing activities. These views may lead to changes in applicable regulations. The Company believes that PRC regulators are currently not issuing direct selling or multi-level marketing licenses and may take action restricting or rescinding currently licensed direct selling businesses. The Company is actively working on these and other issues including joint ventures and potential marketing alternatives related to possible Nu Skin operations in the PRC. It is not known when or whether the Company will be able to implement in the PRC business models consistent with those used by the Company in other markets. The Company will likely have to apply for licenses on a province by province basis, and the repatriation of the Company's profits will be subject to restrictions on currency conversion and the fluctuations of the government controlled exchange rate. In addition, because distribution systems in the PRC are greatly fragmented, the Company may be forced to use business models significantly different from those used by the Company in more developed countries. The lack of a comprehensive legal system, the uncertainties of enforcement of existing legislation and laws, and potential revisions of existing laws could have an adverse effect on the Company's proposed business in the PRC.

        The other potential new markets also present significant regulatory, political and economic obstacles to the Company. In Singapore, for example, network marketing is currently illegal and is not permitted under any circumstances. Although the Company believes that this restriction will eventually be relaxed or repealed, no assurance can be given that such regulation will not remain in place and that the Company will not be permanently prevented from initiating sales in Singapore. In addition, Malaysia has governmental guidelines that have the effect of limiting foreign ownership of direct selling companies operating in Malaysia to no more than 30%. There can be no assurance that the Company will be able to properly structure Malaysian operations to comply with this policy. In October of 1995, the Company's business permit applications were denied by the Malaysian government as a result of activities by certain NSI distributors. Therefore, the Company believes that although significant opportunities exist to expand its operations into new markets, there can be no assurance that these or other difficulties will not prevent the Company from realizing the benefits of this opportunity.

Managing Growth

        The Company has experienced rapid growth since operations in Hong Kong commenced in 1991. The management challenges imposed by this growth include entry into new markets, growth in the number of employees and distributors, expansion of facilities necessary to accommodate growth and additions and modifications to the Company's product lines. To manage these changes effectively, the Company may be required to hire additional management and operations personnel and to improve its operational, financial and management systems.

Possible Adverse Effect on the Company of the Change in the Status of Hong Kong

        The Company has offices and a portion of its operations in Hong Kong. Effective July 1, 1997, the exercise of sovereignty over Hong Kong was transferred from the Government of the United Kingdom of Great Britain and Northern Ireland (the "United Kingdom"), to the government of the PRC pursuant to the Sino-British Joint Declaration on the Question of Hong Kong (the "Joint Declaration"), and Hong Kong became a Special Administrative Region ("SAR") of the PRC. The Joint Declaration provided for Hong Kong to be under the authority of the government of the PRC but Hong Kong will enjoy a high degree of autonomy except in foreign and defense affairs, and that Hong Kong be vested with executive, legislative and independent judicial power. The Joint Declaration also provides that the current social and economic systems in Hong Kong will remain unchanged for 50 years after June 30, 1997 and that Hong Kong will retain the status of an international financial center. Although sales in Hong Kong accounted for less than 5% of the Company's revenues for the year ended December 31, 1997, Hong Kong serves as the location for the Company's regional offices and an important base of operations for many of the Company's most successful distributors whose downline distributor networks extend into other Asian markets. Any adverse effect on the social, political or economic systems in Hong Kong resulting from this transfer could have a material adverse effect on the Company's business and results of operations. Although the Company does not anticipate any material adverse change in the business environment in Hong Kong resulting from the 1997 transfer of sovereignty, the Company has formulated contingency plans to transfer the Company's regional office to another jurisdiction in the event that the Hong Kong business environment is so affected.

Relationship with and Reliance on NSI; Potential Conflicts of Interest

        NSI has ownership and control of the NSI trademarks, tradenames, the Global Compensation Plan, the Licensed Property and licenses to the Company rights to use the Licensed Property in certain markets. NSI and its affiliates currently operate in 17 countries, excluding the countries in which the Company currently operates, and will continue to market and sell Nu Skin personal care and IDN nutritional products in these countries, as well as in additional countries outside of the Company's markets, through the network marketing channel. Thus, the Company cannot use the NSI trademarks to expand into other markets for which the Company does not currently have a license without first obtaining additional licenses or other rights from NSI. There can be no assurance that NSI will make any additional markets available to the Company or that the terms of any new licenses from NSI will be acceptable to the Company. See "Recent Developments."

        NSI has licensed to the Company, through the Subsidiaries, rights to distribute Nu Skin and IDN products and to use the Licensed Property in the Company's markets, and NSIMG, an affiliate of NSI, will provide management support services to the Company and the Subsidiaries, pursuant to distribution, trademark/tradename license, licensing and sales, and management services agreements (the "Operating Agreements"). The Company relies on NSI for research, development, testing, labeling and regulatory compliance for products sold to the Company under the distribution agreements, and virtually all of the Company's revenues are derived from products and sales aids purchased from NSI pursuant to these agreements. NSIMG provides the Company with a variety of management and consulting services, including, but not limited to, management, legal, financial, marketing and distributor support/training, public relations, international expansion, human resources, strategic planning, product development and operations administration services. Each of the Operating Agreements (other than the distribution, trademark/tradename license and licensing and sales agreements for Nu Skin Korea, which have shorter terms), is for a term ending December 31, 2016, and is subject to renegotiation after December 31, 2001, in the event that the Original Stockholders and their affiliates, on a combined basis, no longer beneficially own a majority of the combined voting power of the outstanding shares of Common Stock of the Company or of the common stock of NSI. The Company is almost completely dependent on the Operating Agreements to conduct its business, and in the event NSI is unable or unwilling to perform its obligations under the Operating Agreements, or terminates the Operating

Agreements as provided therein, the Company's business and results of operations will be adversely affected. See "Recent Developments."

        After consummation of the NSI Acquisition, approximately 98% of the combined voting power of the outstanding shares of Common Stock will be held by the Original Stockholders and certain of their affiliates. Consequently, the Original Stockholders and certain of their affiliates will have the ability, acting in concert, to elect all directors of the Company and approve any action requiring approval by a majority of the stockholders of the Company. Certain of the Original Stockholders also own 100% of the outstanding shares of NSI. As a result of this ownership, and if the NSI Acquisition is not consummated, the Original Stockholders who are also shareholders of NSI will consider the short-term and the long-term impact of all stockholder decisions on the consolidated financial results of NSI and the Company. See "--Control by Original Stockholders; Anti-Takeover Effects of Dual Classes of Common Stock."

        The Operating Agreements were approved by the Board of Directors of the Company, which was, except with respect to the approval of the Operating Agreements with Nu Skin Thailand and Nu Skin Philippines, composed entirely of individuals who were also officers and shareholders of NSI at the time of approval. The Operating Agreements with Nu Skin Thailand and Nu Skin Philippines were approved by a majority of the disinterested directors of the Company. In addition, some of the executive officers of the Company are also executive officers of NSI. It is expected that a number of the Company's executive officers will continue to spend a portion of their time on the affairs of NSI, for which they will continue to receive compensation from NSI.

        In view of the substantial relationships between the Company and NSI, conflicts of interest may exist or arise with respect to existing and future business dealings, including, without limitation, the relative commitment of time and energy by the executive officers to the respective businesses of the Company and NSI, potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors and the payment of dividends by the Company. There can be no assurance that any conflicts of interest will be resolved in favor of the Company. Under Delaware and Utah law, a person who is a director of both the Company and NSI owes fiduciary duties to both corporations and their respective shareholders. As a result, persons who are directors of both the Company and NSI are required to exercise their fiduciary duties in light of what they believe to be best for each of the companies and its shareholders.

Control by Original Stockholders; Anti-Takeover Effect of Dual Classes of Common Stock

        Because of the relationship between the Company and NSI, management elected to structure the capitalization of the Company in such a manner as to minimize the possibility of a change in control of the Company without the consent of the Original Stockholders. Consequently, the shares of Class B Common Stock enjoy ten to one voting privileges over the shares of Class A Common Stock until the outstanding shares of Class B Common Stock constitute less than 10% of the total outstanding shares of Common Stock. After consummation of the
Offerings, and the NSI Acquisition, the Original Stockholders and certain of their affiliates will collectively own 100% of the outstanding shares of the
Class B Common Stock, representing approximately 98% of the combined voting power of the outstanding shares of Common Stock. Accordingly, the Original
Stockholders and certain of their affiliates, acting fully or partially in concert, will have the ability to control the election of the Board of Directors of the Company and thus the direction and future operations of the Company without the supporting vote of any other stockholder of the Company, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional shares of Class A Common Stock and other securities. NSI is a privately-held company, all of the shares of which are owned prior to consummation of the NSI Acquisition by certain of the Original Stockholders. As long as the shareholders of NSI prior to consummation of the NSI Acquisition are majority stockholders of the Company, assuming they act in concert, third parties will not be able to obtain control of the Company through purchases of shares of Class A Common Stock.

Adverse Impact on Company Income Due to Distributor Option Program

        Prior to the Underwritten Offerings, the Original Stockholders converted 1,605,000 shares of Class B Common Stock to Class A Common Stock and contributed such shares of Class A Common Stock to the Company. The Company granted to NSI options to purchase such shares of Class A Common Stock (the "Distributor Options"), and NSI offered these options to qualifying distributors of NSI. The Exercise Price for each Distributor Option is $5.75, which is 25% of the initial price per share to the public of the Class A Common Stock in the Underwritten Offerings. The Distributor Options vested December 31,1997. The shares of Class A Common Stock underlying the Distributor Options have been registered pursuant to Rule 415 under the 1933 Act.

        The Company incurred a total pre-tax non-cash compensation expense of $19.9 million in connection with the grant of the Distributor Options. This non-cash compensation expense resulted in a corresponding impact on net income and net income per share.

Reliance on and Concentration of Outside Manufacturers

        Virtually all the Company's products are sourced through NSI and are produced by manufacturers unaffiliated with NSI. The Company currently has little or no direct contact with these manufacturers. The Company's profit margins and its ability to deliver its existing products on a timely basis are dependent upon the ability of NSI's outside manufacturers to continue to supply products in a timely and cost-efficient manner. Furthermore, the Company's ability to enter new markets and sustain satisfactory levels of sales in each market is dependent in part upon the ability of suitable outside manufacturers to reformulate existing products, if necessary to comply with local regulations or market environments, for introduction into such markets. Finally, the development of additional new products in the future will likewise be dependent in part on the services of suitable outside manufacturers.

        The Company currently acquires products or ingredients from sole suppliers or suppliers that are considered by the Company to be the superior suppliers of such ingredients. The Company believes that, in the event it is unable to source any products or ingredients from its current suppliers, the Company could produce such products or replace such products or substitute ingredients without great difficulty or prohibitive increases in the cost of goods sold. However, there can be no assurance that the loss of such a supplier would not have a material adverse effect on the Company's business and results of operations.

        With respect to sales to the Company, NSI currently relies on two unaffiliated manufacturers to produce approximately 70% and 80% of its personal care and nutritional products, respectively. NSI has a written agreement with the primary supplier of the Company's personal care products that expires at the end of 2000. An extension to such contract is currently being negotiated. NSI does not currently have a written contract with the primary supplier of the Company's nutritional products. The Company believes that in the event that NSI's relationship with any of its key manufacturers is terminated, NSI will be able to find suitable replacement manufacturers. However, there can be no assurance that the loss of either manufacturer would not have a material adverse effect on the Company's business and results of operations.

Reliance on Operations of and Dividends and Distributions from Subsidiaries

        The Company is a holding company without operations of its own or significant assets other than ownership of 100% of the capital stock of each of the Subsidiaries. Accordingly, an important source of the Company's income will be dividends and other distributions from the Subsidiaries. Each of the Subsidiaries has its operations in a country other than the United States, the country in which the Company is organized. In addition, each of the Subsidiaries receives its revenues in the local currency of the country or jurisdiction in which it is situated. As a consequence, the Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and regulations, and foreign currency exchange regulations of the country or jurisdictions in which the Subsidiaries operate. The Subsidiaries' ability to pay dividends or make other distributions to the Company is also subject to their having sufficient funds from their operations legally available for the payment of such dividends or distributions that are not needed to fund their operations, obligations or other business plans. Because the Company will be a stockholder of each of the Subsidiaries, the Company's claims as such will generally rank junior to all other creditors of and claims against the Subsidiaries. In the event of a Subsidiary's liquidation, there may not be assets sufficient for the Company to recoup its investment in such Subsidiary.

Taxation Risks and Transfer Pricing

        The Company is subject to taxation in the United States, where it is incorporated, at a statutory corporate federal tax rate of 35.0% plus any applicable state income taxes. In addition, each Subsidiary is subject to taxation in the country in which it operates, currently ranging from a statutory tax rate of 57.9% in Japan to 16.5% in Hong Kong. The Company is eligible to receive foreign tax credits in the U.S. for the amount of foreign taxes actually paid in a given period. In the event that the Company's operations in high tax jurisdictions such as Japan grow disproportionately to the rest of the Company's operations, the Company will be unable to fully utilize its foreign tax credits in the U.S., which could, accordingly, result in the Company paying a higher overall effective tax rate on its worldwide operations.

        Because the Subsidiaries operate outside of the United States, the Company is subject to the jurisdiction of numerous foreign tax authorities. In addition to closely monitoring the Subsidiaries' locally based income, these tax authorities regulate and restrict various corporate transactions, including intercompany transfers. The Company believes that the tax authorities in Japan and South Korea are particularly active in challenging the tax structures of foreign corporations and their intercompany transfers. The Company is currently undergoing a customs audit in South Korea. See "--Government Regulation of Products and Marketing; Import Restrictions" and "--Other Regulatory Issues." Although the Company believes that its tax and transfer pricing structures are in compliance in all material respects with the laws of every jurisdiction in which it operates, no assurance can be given that these structures will not be challenged by foreign tax authorities or that such challenges or any required changes in such structures will not have a material adverse effect on the Company's business or results of operations.

Increase in Distributor Compensation Expense

        Under the Licensing and Sales Agreements (the "Licensing and Sales Agreements") between each of the Subsidiaries and NSI, the Company, through its Subsidiaries, is contractually obligated to pay a distributor commission expense of 42% of commissionable product sales (with the exception of South Korea where, due to government regulations, the Company uses a formula based upon a maximum payout of 35% of commissionable product sales). The Licensing and Sales Agreements provide that the Company is to satisfy this obligation by paying commissions owed to local distributors. In the event that these commissions exceed 42% of commissionable product sales, the Company is entitled to receive the difference from NSI. In the event that the commissions paid are lower than 42%, the Company must pay the difference to NSI. Under this formulation, the Company's total commission expense is fixed at 42% of commissionable product sales in each country (except for South Korea). The 42% figure has been set on the basis of NSI's experience over the past eight years during which period actual commissions paid in a given year together with the cost of administering the Global Compensation Plan have ranged between 41% and 43% of commissionable product sales for such year (averaging approximately 42%). In the event that actual commissions payable to distributors from sales in the Company's markets vary from these historical results, whether as a result of changes in distributor behavior or changes to the Global Compensation Plan or in the event that NSI's cost of administering the Global Compensation Plan increases or decreases, the Licensing and Sales Agreements provide that the intercompany settlement figure may be modified to more accurately reflect actual results. This could result in the Company becoming obligated to make greater settlement payments to NSI under the Licensing and Sales Agreements. Such additional payments could adversely affect the Company's results of operations. Because the Company licenses the right to use the Global Compensation Plan from NSI, the structure of the plan, including commission rates, is under the control of NSI.

Product Liability

        The Company may be subject, under applicable laws and regulations, to liability for loss or injury caused by its products. The Company's Subsidiaries are currently covered for product liability claims to the extent of and under insurance programs maintained by NSI for their benefit and for the benefit of its affiliates purchasing NSI products. Accordingly, NSI maintains a policy covering product liability claims for itself and its affiliates with a $1 million per claim and $1 million annual aggregate limit and an umbrella policy with a $40 million per claim and $40 million annual aggregate limit. Although the Company has not been the subject of material product liability claims and the laws and regulations providing for such liability in the Company's markets appear to have been seldom utilized, no assurance can be given that the Company may not be exposed to future product liability claims, and, if any such claims are successful, there can be no assurance that the Company will be adequately covered by insurance or have sufficient resources to pay such claims. The Company does not currently maintain its own product liability policy.

Competition

        The markets for personal care and nutritional products are large and intensely competitive. The Company competes directly with companies that manufacture and market personal care and nutritional products in each of the Company's product lines. The Company competes with other companies in the personal care and nutritional products industry by emphasizing the value and premium quality of the Company's products and the convenience of the Company's distribution system. Many of the Company's competitors have much greater name recognition and financial resources than the Company. In addition, personal care and nutritional products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company's product offerings in each product category are also relatively small compared to the wide variety of products offered by many other personal care and nutritional product companies. There can be no assurance that the Company's business and results of operations will not be affected materially by market conditions and competition in the future.

        The Company also competes with other direct selling organizations, some of which have longer operating histories and higher visibility, name recognition and financial resources. The leading network marketing company in the Company's existing markets is Amway Corporation and its affiliates. The Company competes for new distributors on the basis of the Global Compensation Plan and its premium quality products. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years. The Company has been advised that certain large, well-financed corporations are planning to launch direct selling enterprises which will compete with the Company in certain of its product lines. There can be no assurance that the Company will be able to successfully meet the challenges posed by this increased competition.

        The Company competes for the time, attention and commitment of its independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for the Company's products is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although management believes that the Company offers an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit the Company's existing distributors or deplete the pool of potential distributors in a given market.

Operations Outside the United States

        The Company's revenues and most of its expenses are recognized primarily outside of the United States. Therefore, the Company is subject to transfer pricing regulations and foreign exchange control, taxation, customs and other laws. The Company's operations may be materially and adversely affected by economic, political and social conditions in the countries in which it operates. A change in policies by any government in the Company's markets could adversely affect the Company and its operations through, among other things, changes in laws, rules or regulations, or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, currency repatriation or imports, or the expropriation of private enterprises. Although the general trend in these countries has been toward more open markets and trade policies and the fostering of private business and economic activity, no assurance can be given that the governments in these countries will continue to pursue such policies or that such policies will not be significantly altered in future periods. This could be especially true in the event of a change in leadership, social or political disruption or upheaval, or unforeseen circumstances affecting economic, political or social conditions or policies. The Company is aware of news releases in South Korea, for example, reporting comments by political figures proposing restrictions on foreign direct sellers designed to protect the market share of local companies. There can be no assurance that such activities, or other similar activities in the Company's markets, will not result in passage of legislation or the enactment of policies which could materially adversely affect the Company's operations in these markets. In addition, the Company's ability to expand its operations into the new markets for which it has received an exclusive license to distribute NSI products will directly depend on its ability to secure the requisite government approvals and comply with the local government regulations in each of those countries. The Company has in the past experienced difficulties in obtaining such approvals as a result of certain actions taken by its distributors, and no assurance can be given that these or similar problems will not prevent the Company from commencing operations in those countries. See "--Entering New Markets."

Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions

        The Board of Directors is authorized, subject to certain limitations, to issue without further consent of the stockholders up to 25,000,000 shares of preferred stock with rights, preferences and privileges designated by the Board of Directors. In addition, the Company's Certificate of Incorporation requires the approval of 662/3% of the outstanding voting power of the Class A Common Stock and the Class B Common Stock to authorize or approve certain change of control transactions. See "Description of Capital Stock--Common Stock--Voting Rights" and "--Mergers and Other Business Combinations." The Company's Certificate of Incorporation and Bylaws also contain certain provisions that limit the ability to call special meetings of stockholders and the ability of stockholders to bring business before or to nominate directors at a meeting of stockholders. See "Description of Capital Stock--Other Charter and Bylaw Provisions." Pursuant to the 1996 Stock Incentive Plan, in the event of certain change of control transactions the Board of Directors has the right, under certain circumstances, to accelerate the vesting of options and the expiration of any restriction periods on stock awards. Finally, the Operating Agreements with NSI and NSIMG are subject to renegotiation after December 31, 2001 upon a change of control of the Company. Any of these actions, provisions or requirements could have the effect of delaying, deferring or preventing a change of control of the Company. See "Recent Developments."

        The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger of more than 10% of the corporations' assets) with an "interested stockholder" (a stockholder who, together with affiliates and associates, within the prior three years owned 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder," unless the "business combination" or "interested stockholder" is approved in a prescribed manner. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

Absence of Dividends

        The Company does not anticipate that any dividends will be declared on either its Class A Common Stock or its Class B Common Stock in the immediate future. The Company intends from time to time to re-evaluate this policy based on its net income and its alternative uses for retained earnings, if any. Any future declaration of dividends will be subject to the discretion of the board of directors of the Company (the "Board of Directors") and subject to certain limitations under the General Corporation Law of the State of Delaware (the "DGCL"). The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors. See "--Reliance on Operations of and Dividends and Distributions from Subsidiaries."

Shares Eligible For Future Sale

        Future sales of substantial amounts of the Class A Common Stock in the public market or the perception that such sales could occur may have an adverse effect on the market price of the Class A Common Stock. In addition, any future issuances of Class A Common Stock or other capital stock of the Company could also be dilutive to investors in the Class A Common Stock. See "Recent Developments" and "Description of Capital Stock--Preferred Stock--The NSI Acquisition." As of March 5, 1998, 11,835,737 shares of Class A Common Stock were outstanding. All of the outstanding shares of Class A Common Stock are freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act ("Rule 144").

        An aggregate of 3,825,000 shares of Class A Common Stock have been reserved for issuance for future option grants and other equity awards under the 1996 Plan. In addition, the Company has filed a registration statement covering up to an additional 119,930 shares of Class A Common Stock which may be issued as employee stock bonus awards and up to an additional 1,555,344 shares of Class A Common Stock which may be issued upon the exercise of options held by distributors of NSI. In addition, the Company has reserved 250,825 shares of Class A Common Stock to be issued upon the exercise of a stock option granted to an executive officer of the Company. The shares of Class A Common Stock underlying the Distributor Options and the employee stock bonus awards to be issued pursuant to the Rule 415 Offerings are subject to certain vesting and resale limitations.

        As of March 5, 1998, the number of outstanding shares of Class B Common Stock was 70,280,759, each share of which is convertible at any time into one share of Class A Common Stock. All shares of the Class B Common Stock are "restricted" shares within the meaning of Rule 144 of the Securities Act. Restricted shares may not be resold in the public market except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. The Original Stockholders have entered into a stockholders agreement (the "Stockholders Agreement") pursuant to which they agreed not to transfer any shares they own through November 28, 1998 (the "Initial Lock-up Period") without the consent of the Company. However, if the NSI Acquisition is consummated, the lock-up period will automatically be extended until one year following the closing date of the NSI Acquisition (the "Extended Lock-up Period"). In addition, the Stockholders Agreement further restricts the number of shares of Class A Common Stock that may be sold by the Original Stockholders in a public resale pursuant to Rule 144 or any other exempt transaction under the Securities Act for one year following the last to expire of the Initial Lock-up Period or the Extended Lock-up Period. The Original Stockholders have been granted registration rights by the Company permitting each such Original Stockholder to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Original Stockholder has sold a specified value of shares of Class A Common Stock.

                                 USE OF PROCEEDS

        All of the Shares are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from sales of Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

        The Shares covered by this Prospectus are being offered by the Selling Stockholders who may acquire such Shares pursuant to the 1996 Plan. The Selling Stockholders named below may resell all, a portion or none of the Shares they may acquire. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.

        The names of the officers, directors, key employees and affiliates who may offer Shares hereby in the future, together with the number of Shares which may be sold by such individuals from time to time, will be updated in supplements to this Prospectus.

        The following table sets forth the name and relationship to the Company of each Selling Stockholder, the number of shares of Class A and Class B Common Stock known by the Company to be beneficially owned by each Selling Stockholder as of March 5, 1998, the number of Shares being offered by each Selling Stockholder pursuant to this Prospectus and the number of shares of Class A and Class B Common Stock to be owned after the offering hereby.

                                                                                                          Total
                                                 Class A                              Class B             Common
                                              Common Stock(1)                    Common Stock(1)(2)       Stock
                                ----------------------------------------------   ------------------     ----------
                                                                                                          Voting
                                  Owned                                                                    Power
Name and Relationship           Prior to    To Be Sold   To Be Owned After the   Owned Prior to and      After the
to the Company                  Offering    in Offering         Offering         After the Offering      Offering
-----------------------         --------    -----------  ---------------------   -------------------    ----------
                                 Shares      Shares(3)    Shares(4)    %(4)        Shares        %         %(4)
                                --------    ----------    --------    -------    ----------    -----       ----
Blake M. Roney(5)                   --                       --          --      20,414,763     29.0       28.5
  Chairman of the Board

Steven J. Lund(6)                   --                       --          --       4,223,224      6.0        5.9
  President, Chief Executive
  Officer and Director

Renn M. Patch(7)                  40,500      26,000       14,500        *           --          --         --
  Chief Operating Officer

Corey B. Lindley(8)               40,600      26,000       14,600        *           --          --         --
  Chief Financial Officer

Michael D. Smith(9)               33,500      19,000       14,500        *           --          --         --
  Vice President of North Asia

Grant F. Pace(10)                 25,500      19,000        6,500        *           --          --         --
  Vice President of
  Southeast  Asia and China

M. Truman Hunt(11)               270,325      19,000      251,325        *           --          --         --
  Vice President of Legal
  Affairs and Investor
  Relations

Keith R. Halls(12)                  --                       --          --         894,115      1.3        1.2
  Secretary and Director

Takashi Bamba(13)                 38,000      25,000       13,000        *           --          --         --
  President, Nu Skin Japan

John Chou(14)                     38,215      25,000       13,215        *           --          --         --
  President, Nu Skin Taiwan

S.T. Han(15)                       8,800       7,000        1,800        *           --          --         --
  President, Nu Skin Korea

Sandra N. Tillotson(16)             --                       --          --       8,554,510    12.2        11.9
  Director

Brooke B. Roney(17)                 --                       --          --       3,425,322     4.9         4.8
  Director

Max L. Pinegar(18)                11,300                   11,300        *           --          --         --
  Director

E.J. "Jake" Garn(19)              12,500      10,000        2,500        *           --          --         --
  Director

Paula Hawkins(20)                 12,500      10,000        2,500        *           --          --         --
  Director

Daniel W. Campbell(21)            12,500      10,000        2,500        *           --          --         --
  Director


----------------------
*Less than 1%

(1) Each share of Class A Common Stock has one vote per share and each share of Class B common Stock has ten votes per share.

(2) Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon the transfer of such share of Class B Common Stock to any person who is not a Permitted Transferee as defined in the Company's Amended and Restated Certificate of Incorporation.

(3) The number of Shares which may be sold from time to time will be updated in supplements to this Prospectus, which will be filed with the Commission in accordance with Rule 424(b) under the Securities Act.

(4)   Assumes all Shares offered hereby have been sold.

(5) Includes shares beneficially owned or deemed to be owned beneficially by Blake M. Roney as follows: 9,340,723 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 9,340,722 shares of Class B Common Stock indirectly which are held by his wife Nancy L. Roney; 1,200,000 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Nancy L. Roney; 357,143 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Nancy L. Roney; and 176,165 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power.

(6) Includes shares beneficially owned or deemed to be owned beneficially by Steven J. Lund as follows: 1,572,376 shares Class B Common Stock directly and with respect to which he has sole voting and investment power;
      1,572,375 indirectly which are held by his wife Kalleen Lund; 897,902 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; and 180,571 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Kalleen Lund.

(7) Includes shares beneficially owned or deemed to be owned beneficially by Renn M. Patch as follows: 4,750 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 9,750 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award; and 26,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant.

(8) Includes shares beneficially owned or deemed to be owned beneficially by Corey B. Lindley as follows: 4,850 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 9,750 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award; and 26,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant.

                                       23




(9) Includes shares beneficially owned or deemed to be owned beneficially by Michael D. Smith as follows: 4,750 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 9,750 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award; and 19,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant.

(10) Includes shares beneficially owned or deemed to be owned beneficially by Grant F. Pace as follows: 500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 6,000 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award; and 19,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant.

(11)  Includes shares  beneficially  owned or deemed to be owned beneficially by
      M. Truman Hunt as follows: 500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 19,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant; and 250,825 shares of Class A Common Stock subject to an option which is currently exercisable.

(12) Includes shares beneficially owned or deemed to be owned beneficially by Keith R. Halls as follows: 281, 629 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 281,628 shares of Class B Common Stock indirectly which are held by his wife Anna Lisa Massaro Halls; 50,000 shares of Class B Common Stock as the manager of a limited liability company and with respect to which he has sole voting and investment power; 250,000 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; and 30,857 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Anna Lisa Massaro Halls.

(13) Includes shares beneficially owned or deemed to be owned beneficially by Takashi Bamba as follows: 3,250 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 9,750 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award; and 25,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant.

(14) Includes shares beneficially owned or deemed to be owned beneficially by John Chou as follows: 3,465 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 9,750 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award; and 25,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant.

(15) Includes shares beneficially owned or deemed to be owned beneficially by S.T. Han as follows: 1,800 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award; and 7,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest 25% per year beginning on October 20, 1998, the first anniversary of the date of grant.

(16) Includes shares beneficially owned or deemed to be owned beneficially by Sandra N. Tillotson as follows: 7,584,743 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; 424,767 shares of Class B Common Stock as trustee and with respect to which she has sole voting and investment power; 500,000 shares of Class B Common Stock as manager of a limited liability company and with respect to which she has sole voting and investment power; and 45,000 shares of Class B Common Stock as co-trustee and with respect to which she shares voting and investment power.

(17) Includes shares beneficially owned or deemed to be owned beneficially by Brooke B. Roney as follows: 1,681,333 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 1,681,332 shares of Class B Common Stock indirectly, which are held by his wife Denice R. Roney; and 62,657 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Denice R. Roney.

(18) Includes shares beneficially owned or deemed to be owned beneficially by Max L. Pinegar as follows: 1,550 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 9,750 shares of Class A Common Stock issued to him as an employee stock bonus award which will vest ratably, according to its terms, over the remaining term of the award.

(19) Includes shares beneficially owned or deemed to be owned beneficially by E.J. "Jake" Garn as follows: 2,500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 10,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest the day before the Company's 1998 annual stockholders meeting.

(20) Includes shares beneficially owned or deemed to be owned beneficially by Paula Hawkins as follows: 2,500 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;; and 10,000 shares of Class A Common Stock issuable upon the exercise of options granted to her under the 1996 Plan, which vest the day before the Company's 1998 annual stockholders meeting.

                                       24




(21) Includes shares beneficially owned or deemed to be owned beneficially by Daniel W. Campbell as follows: 2,500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 10,000 shares of Class A Common Stock issuable upon the exercise of options granted to him under the 1996 Plan, which vest the day before the Company's 1998 annual stockholders meeting.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders may from time to time sell all or a portion of their Shares on the NYSE, on any other national securities exchange on which the Class A Common Stock is listed or traded, in the over-the-counter-market, in negotiated transactions or otherwise, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both.

      The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Shares offered hereby by them and any discounts, commissions, concessions or other compensation received by any such broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      The Company will pay all of the expenses associated with the registration of the Shares and this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Shares.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of Class A Common Stock offered hereby will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, Salt Lake City, Utah.

                                     EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Nu Skin Asia Pacific, Inc. Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

------------------------------------        ------------------------------------

    No person is  authorized to give
any    information   or   make   any
representations   other  than  those
contained in this Prospectus and, if
given or made,  such  information or                 3,825,000 Shares
representations  must not be  relied
upon as having  been  authorized  by
the Company, any Selling Stockholder
or any other person. This Prospectus
does not constitute an offer to sell
or a  solicitation  of any  offer to
purchase any  securities  other than                      [LOGO]
those  to  which  it  relates  or an
offer to sell or a  solicitation  of
an offer to purchase any  securities
in any  jurisdiction  where  such an
offer  or   solicitation   would  be                Class A Common Stock
unlawful.  Neither  the  delivery of
this Prospectus nor any distribution
of securities  hereunder shall under
any circumstances be deemed to imply
that there has been no change in the
assets, properties or affairs of the
Company  since  the date  hereof  or
that  the   information   set  forth
herein  is  correct  as of any  time
subsequent to the date hereof.
                                                     ------------------

         -------------------                             PROSPECTUS

                                                     ------------------



          TABLE OF CONTENTS

                                Page

Available Information..............2

Incorporation by Reference.........2

Forward-Looking Statements.........3

The Company........................4

Recent Developments................5

Risk Factors.......................8

Use of Proceeds...................23

Selling Stockholders..............23

Plan of Distribution..............27

Legal Matters.....................27

Experts...........................27                  March 24, 1998

------------------------------------        ------------------------------------

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of Form S-8 is included in documents to be distributed to participants in the Amended and Restated Nu Skin Asia
Pacific, Inc. 1996 Stock Incentive Plan in accordance with the rules of the Securities and Exchange Commission (the "Commission").

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Certain Documents by Reference

     The following documents have been filed with the Commission and are incorporated by reference in this Registration Statement:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Company's Form 10-K/A filed on March 19, 1998; and

     (2) The description of the Company's Class A Common Stock as contained in the Company's Registration Statement on Form 8-A dated November 6, 1996.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities

     Not applicable.

Item 5.        Interest of Named Experts and Counsel

     Not applicable

Item 6.        Indemnification of Directors and Officers

     Article 10 of the Company's Certificate of Incorporation and Article 5 of the Company's Bylaws require indemnification to the fullest extent permitted by
Section 145 of DGCL. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses

(including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Indemnification provided by or granted pursuant to Section 145 of the DGCL is not exclusive of other indemnification that may be granted by a corporation's bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Article 5 of the Company's Bylaws provides for indemnification consistent with the requirements of Section 145 of the DGCL.

     Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of directors and officers. Article 5 of the Company's Bylaws permits it to purchase such insurance on behalf of its directors and officers.

     Article 7 of the Company's Certificate of Incorporation provides for, to the fullest extent permitted by the DGCL, elimination or limitation of liability of directors to the Company or its stockholders for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law; (iii) for improper payment of dividends or redemptions of shares; or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.        Exemption from Registration Claimed.

     Not applicable.

Item 8.        Exhibits

       4.1 Amended and Restated Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan
       5.1 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding legality of the securities covered by this Registration Statement
      23.1  Consent of Price Waterhouse LLP, independent accountants
      23.2 Consent of LeBoeuf, Lamb, Green & MacRae, L.L.P. (included in legal opinion--see Exhibit 5.1)
      24 Power of Attorney (included with the signatures in Part II of this Registration Statement)


Item 9.        Undertakings

     (a)       The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15 (d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on March 23, 1998.


                                     NU SKIN ASIA PACIFIC, INC.


                                     By:   /s/ Steven J. Lund
                                           -------------------------------------
                                           Steven J. Lund
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Steven J. Lund and M. Truman Hunt, acting together or singly, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all Amendments (including Post-Effective Amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below on March 23, 1998 by the following persons in the capacities indicated.


       Signature                       Title                     Date
      -----------                     -------                   ------

   /s/ Blake M. Roney          Chairman of the Board         March 23, 1998
   ------------------              of Directors
     Blake M. Roney

   /s/ Steven J. Lund       President and Chief Executive    March 23, 1998
   ------------------           Officer and Director
     Steven J. Lund         (Principal Executive Officer)

  /s/ Corey B. Lindley        Chief Financial Officer        March 23, 1998
  --------------------       (Principal Financial and
    Corey B. Lindley            Accounting Officer)

 /s/ Sandra N. Tillotson              Director               March 23, 1998
 -----------------------
   Sandra N. Tillotson

       Signature                       Title                     Date
      -----------                     -------                   ------

   /s/ Keith R. Halls                 Director               March 23, 1998
   ------------------
     Keith R. Halls

   /s/ Brooke B. Roney                Director               March 23, 1998
   -------------------
     Brooke B. Roney

   /s/ Max L. Pinegar                 Director               March 23, 1998
   ------------------
     Max L. Pinegar

  /s/ E.J. "Jake" Garn                Director               March 23, 1998
  --------------------
    E.J. "Jake" Garn

    /s/ Paula Hawkins                 Director               March 23, 1998
    -----------------
      Paula Hawkins

 /s/ Daniel W. Campbell               Director               March 23, 1998
 ----------------------
   Daniel W. Campbell

                                INDEX TO EXHIBITS




        Exhibit
         Number   Exhibit Description
        -------   -------------------
          4.1     Nu Skin Asia  Pacific,  Inc.  Amended and Restated  1996 Stock
                  Incentive Plan

          5.1 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding legality of the securities covered by this Registration Statement

         23.1     Consent of Price Waterhouse LLP, independent accountants

         23.2 Consent of LeBoeuf, Lamb, Green & MacRae, L.L.P. (included in legal opinion--see Exhibit 5.1)

         24 Power of Attorney (included with the signatures in Part II of this Registration Statement)

                                  Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 1998, which appears in the 1997 Annual Report to Stockholders of Nu Skin Asia Pacific, Inc., which is incorporated by reference in the Nu Skin Asia Pacific, Inc. Annual Report on Form 10-K/A for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/Price Waterhouse LLP
Salt Lake City, Utah
March 23, 1998